Exhibit 10.2
POSTROCK ENERGY CORPORATION
2011 MANAGEMENT INCENTIVE PROGRAM
I. GENERAL
     PostRock Energy Corporation, a Delaware corporation (the “Company” or “PostRock”), adopted the PostRock Energy Corporation 2010 Long-Term Incentive Plan (the “Plan”) in part to allow eligible employees of PostRock and its Subsidiaries and Non-Employee Directors of PostRock to strengthen their commitment to the success of PostRock, to stimulate their efforts on PostRock’s behalf and to assist PostRock and its Subsidiaries in attracting new employees and Non-Employee Directors and retaining existing employees and Non-Employee Directors. The Plan is also intended to optimize the profitability and growth of PostRock through incentives which are consistent with PostRock’s goals, to provide incentives for excellence in individual performance, and to promote teamwork.
     The Plan Committee has adopted this 2011 Management Incentive Program (this “MIP”) under the Plan, designated a group of employees who may be eligible to receive Bonuses (as defined below) under this MIP, and established the applicable performance goals relating to such Bonuses.
     Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings assigned to such terms in the Plan. All provisions of this MIP and the rights of the Grantees are subject in all respects to the provisions of the Plan and this MIP, and the powers of the Plan Committee therein provided.
II. DEFINITIONS
A.	“Base Salary” equals the base annual salary of the Grantee for the Fiscal Year for which the Bonus is calculated as established by the Plan Committee within the first 90 days of each Fiscal Year and set forth on Schedule 1. Subsequent increases in base salary during a performance period will not be taken into account when determining the final Bonus payment, if any, under this MIP.

B.	“Bonus” means the award which may be earned by an Employee pursuant to the terms of this MIP.

C.	“Chief Executive Officer” means the Chief Executive Officer of the Company.

D.	“Covered Employee” means a “covered employee” as that term is defined under Section 162(m).

E.	“Employee” means an employee of the Company or a Subsidiary thereof.

F.	“Fiscal Year” means the Company’s Fiscal Year beginning January 1 and ending December 31.

G.	“Percentage of the Performance Goal Achieved” shall be determined by the Plan Committee with respect to each Performance Goal based on the Company’s performance during 2011, as calculated in accordance with Section VI and Schedule 1 hereto (collectively for all Performance Goals, the “Percentages of the Performance Goals Achieved”).

H.	“Performance Goals” for each Fiscal Year are the financial and operational goal(s) established by the Plan Committee as applied to Grantees in the position levels outlined in Schedule 1 hereto. Applicable Performance Goals are set forth on Schedule 1 hereto and are based on or related to one or more of those Performance Goals set forth in Section 10.2 of the Plan.

I.	“Section 162(m)” means Section 162(m) of the Code and the accompanying regulations and guidance issued by the Internal Revenue Service.
III.	EMPLOYEES COVERED BY THIS MIP

Those Employees listed on Schedule 1 hereto approved by the Plan Committee, and those Employees who are subsequently recommended by the Chief Executive Officer and approved by the Plan Committee to participate in this MIP, shall be eligible to participate in this MIP as Grantees.

IV.	BONUSES

A Grantee in this MIP may be entitled to a Bonus as determined in accordance with the terms set forth herein.

V.	BONUS COMPOSITION

The composition of the Bonuses for each Fiscal Year eligible to be paid under this MIP will be determined and approved by the Plan Committee and may be in the form of any Award under the Plan, whether equity-based or cash. As reflected on Schedule 1, a Participant’s total eligible Bonus shall be 50% formula-based and 50% discretionary-based.

VI.	COMPUTATION AND DISBURSEMENT OF FUNDS
A.	A Grantee in this MIP may be entitled to a Bonus computed as set forth on Schedule 1 hereto based on the Percentage of the Performance Goal Achieved for each applicable Performance Goal. A Grantee who was (i) approved for participation during the course of a Fiscal Year, (ii) in a MIP eligible position for at least 90 days during such Fiscal Year, and (iii) employed through the last day of such Fiscal Year may be entitled to a formula-based Bonus, if any, computed as described in the preceding sentence and pro-rated based on the number of days during the Fiscal Year the Grantee performed services for the Company or a Subsidiary thereof divided by 365 and a discretionary-based Bonus, if any, as determined by the Plan Committee.

B.	With respect to the formula-based Bonus, as reflected on Schedule 1:
(i)	a Level 1 or Level 1a Participant shall be eligible for a formula-based Bonus related to a particular Performance Goal only if the Percentage of the Performance Goal Achieved for such Performance Goal equals or exceeds the 25% or 50% target levels, as discrete milestones or allocation gates (determined on a Performance Goal by Performance Goal basis); and

(ii)	a Level 2 or Level 3 Participant shall be eligible for a formula-based Bonus related to a particular Performance Goal only if the Percentage of the Performance Goal Achieved for such Performance Goal equals or exceeds the 100% target level, as a discrete milestone or allocation gate (determined on a Performance Goal by Performance Goal basis); provided further, that if the Percentage of the Performance Goal Achieved for a particular Performance Goal is between the 100% and 150% milestones, the percentage for such Bonus shall be determined on a linear pro-rata basis.
The formula-based Bonus, if any, can represent 50% of a Participant’s total eligible Bonus.

C.	With respect to the discretionary-based Bonus, the Plan Committee will conduct an end-of-year assessment of the overall Company performance and/or Participant performance to evaluate and determine discretionary-based Bonuses, if any, to be awarded. The discretionary-based Bonus, if any, can represent 50% of a Participant’s total eligible Bonus.

D.	Except as otherwise provided herein, no Bonus may be paid to a Grantee unless the Grantee is employed by the Company or a Subsidiary thereof on the payment date for such Bonus.

E.	As soon as practicable after the close of the Fiscal Year, but no later than 30 days after the Company’s receipt of the annual audit for the Fiscal Year, the Chief Financial Officer of the Company shall initially calculate the Percentages of the Performance Goals Achieved and the proposed payout for the formula-based Bonus under this MIP based upon his calculation of such percentages achieved. The proposed payout based on determinations of each of the Percentages of the Performance Goals Achieved shall be presented to the Chief Executive Officer and, subject to the Chief Executive Officer’s recommendation and his discretionary ability to adjust downward (but not upward) the amount of or totally eliminate any Bonuses, presented for consideration by the Plan Committee. After review of such proposed information, and prior to payment of any Bonuses, the Plan Committee shall (i) certify in writing its determination of the Percentages of the Performance Goals Achieved, and (ii) the amount of the formula-based Bonus, subject to any downward adjustment applied by the Committee. The Committee, in its sole discretion, may also determine to award a discretionary-based Bonus based on an assessment of a Company’s and/or Participant’s performance. Thereafter, the Committee will certify the amount of Bonuses (both the formula-based and discretionary-based) to be paid to each Participant and the amount of payouts of the Bonuses (the “final determination”).

F.	If a Bonus is approved by the Plan Committee, payment of the Bonus shall be made as soon as practicable after the Company’s receipt of the annual audit and the final determination, but in all events prior to the end of the Fiscal Year immediately following the close of the Fiscal Year for which the payout relates. Accordingly, Bonuses for the 2011 Fiscal Year shall be paid during the 2012 Fiscal Year.

G.	Subject to approval by the Plan Committee, in its discretion, if before payment of any Bonus, a Grantee (i) dies, (ii) becomes Disabled, (iii) enters military service, (iv) takes an approved leave of absence, (v) is appointed or elected to public office, or (vi) is terminated due to position elimination, then based on the Percentage of Performance Goals Achieved, the Grantee may be entitled to a payment of:
(a)	the full amount of the formula-based Bonus, if such event occurs after the end of the Fiscal Year to which such Bonus relates; or

(b)	a partial amount of the formula-based Bonus based on the number of days during the Fiscal Year the Grantee performed services for the Company or a Subsidiary thereof divided by 365, if such event occurred before the end of the Fiscal Year for which such Bonus relates; provided, however, that the Grantee must have been an active Employee for a minimum of 90 consecutive calendar days during such Fiscal Year; and

(c)	a discretionary-based Bonus, if any.
The foregoing notwithstanding, any payment of any Bonuses under this Subsection G shall be made in accordance with the general payment provisions in this Section VI (that is, during the Fiscal Year immediately following the Fiscal Year for which the payout relates).

H.	Any payment made under this MIP will be made to the Grantee. In the event of a Grantee’s death, any Bonus payable will be paid as provided in the Plan.

I.	All Bonuses shall be reduced by amounts required to be withheld for any and all federal, state or local income or employment taxes at the time payments are made.
VII. CHANGES TO BONUSES
A.	Except as provided in Subsection B immediately following with respect to Covered Employees, the Plan Committee may, at any time prior to the final determination, change the Performance Goals, targets, and payout ranges used for calculation of the formula-based Bonuses. The Chief Executive Officer shall implement such changes(s) for immediate incorporation into this MIP.

B.	Bonuses that are made to any Covered Employee that are intended to satisfy the performance-based compensation exception under Section 162(m) (“162(m) Awards”) may not be adjusted upward except if, in the judgment of the Plan Committee, such change(s) is/are desirable in the interests of equitable treatment of the Grantees and the Company as a result of (i) extraordinary or non-recurring events, (ii) changes in applicable accounting rules or principles, (iii) changes in the Company’s methods of accounting, (iv) changes in applicable law, or (v) changes due to consolidation, acquisitions, or reorganization, provided such adjustments are allowable under Section 162(m). The foregoing and Section VI hereof notwithstanding, the Plan Committee has the power to adjust any 162(m) Awards downward in its discretion.

C.	Any discretionary-based Bonuses awarded by the Committee are not intended to and will not satisfy the performance-based compensation exception under Section 162(m).
VIII.	FORFEITURE OF BONUS

Except as provided in Section VI hereof, no Grantee who ceases to be an Employee before the payment date of a Bonus shall be entitled to any Bonus under this MIP for such Fiscal Year unless the Chief Executive Officer, with the approval of the Plan Committee, determines otherwise.

IX.	NO EMPLOYMENT CONTRACT; FUTURE PLANS

Participation in this MIP shall not confer upon any Grantee any right to continue in the employ of the Company or any Subsidiary thereof, nor interfere in any way with the right of the Company or any Subsidiary thereof to terminate any Grantee’s employment at any time. The Company is under no obligation to continue this MIP in future Fiscal Years.

X.	AMENDMENT OR TERMINATION

The Plan Committee may amend or terminate this MIP at any time. No Bonus is granted hereunder until such time of the final determination by the Plan Committee under Section VI hereof. Accordingly the Plan Committee may, at any time prior to its final determination, terminate this MIP without having any obligation to make any full or partial payments to any Grantee.

XI.	GENERAL PROVISIONS
A.	No right under this MIP or the Plan shall be assignable, either voluntarily or involuntarily, by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by state or federal law).

B.	Nothing in this MIP or the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of a Bonus. No Grantee, beneficiary or other person shall have any right, title or interest in any amount awarded under this MIP or the Plan before the payment date for the Bonus, or in any property of the Company or a Subsidiary thereof.